Exhibit 10.1


July 18, 2007



Lisa Cummins
[address]


Dear Lisa,

On behalf of Adept Technology, Inc., I am very pleased to offer you the position of Chief Financial Officer & Vice President of Finance, reporting to Robert Bucher, Chief Executive Officer. In this new role, you will receive an increased bi-weekly salary of $7,307, which when annualized is $190,000.

As Chief Financial Officer & Vice President of Finance, you will be eligible to participate in Adept's Executive Compensation Bonus Plan which includes performance bonus and stock equity components. The details of the Executive Plan will be communicated to you upon the approval of the FY08 Executive Compensation Bonus Plan.

As an Adept Executive, you will also accrue vacation benefits at a rate of four weeks per year.

Attached is a summary of employee benefits. Also included is a copy of the Adept Proprietary Agreement. This offer is contingent on you signing that standard agreement and returning the original with your offer letter. In accordance with current federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please review the enclosed U.S. Department of Justice Form I-9 and bring proper identification with you on your first day. By the signing this offer you will also represent that you are able to work for Adept Technology without restriction. Also, your signature to this offer of employment shall be your written consent that our Human Resources organization may utilize employment verification processes that may include: credit reports, references, criminal history, education transcripts and civil lawsuits, and that this offer is contingent on a satisfactory report.

Adept Technology and you agree that your employment with Adept can be terminated "at will" by either party at any time, with or without notice, and for any reason, with or without cause. This provision for at-will employment may not be modified by anyone on behalf of Adept Technology except pursuant to a writing signed by the Chief Executive Officer.

This offer letter is the complete statement of the terms and conditions of your employment with the Adept Technology and supersedes all prior agreements, understandings or representations between you and Adept Technology.


To indicate your acceptance of this offer, please return one original of this signed offer letter and the original signed Adept Proprietary Agreement no later than 5 p.m. (PDT) on Thursday, July 19, 2007.

Lisa, we look forward to working with you in this key role at Adept and have every confidence that you will you will provide a strong contribution to the achievement of Adept's business success.


Sincerely,

/s/ John Dulchinos
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John Dulchinos
President and Chief Operating Officer



I have read, understand, and accept the offer of employment stated above:


/s/ Lisa Cummins                                        7/19/07
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Signature                                               Date of Signature